Exhibit 99.1

News	Contact: Investor Relations ViaSat Inc. 760-476-2633 www.viasat.com
ViaSat Announces Record Fiscal Year 2009 Results
Carlsbad, CA -May 14, 2009 — ViaSat Inc. (NASDAQ: VSAT), a producer of innovative satellite and other wireless communications and networking systems, announced financial results for the fourth quarter and fiscal year 2009. The fiscal fourth quarter results include revenues of $165.6 million, net income of $0.46 per share on a diluted non-GAAP basis or $0.38 per share on a diluted GAAP basis and cash flows from operations of $30.5 million. Financial highlights for the fiscal year include record new contract awards of $728.4 million, revenues of $628.2 million, net income of $1.57 per share on a diluted non-GAAP basis or $1.20 per share on a diluted GAAP basis and cash flows from operations of $61.9 million.
     “Our fourth quarter and fiscal year 2009 produced both record financial results and key accomplishments,” said Mark Dankberg, ViaSat CEO and chairman. “Our 12% fiscal fourth quarter earnings growth was nearly all operations-driven, as a lower tax rate and lower interest income largely offset each other at the net income line. With an objective of 10% revenue and EPS growth for fiscal year 2010 supported by record backlog and unusually robust new proposal activity, we think ViaSat’s steady and attractive growth potential in our core businesses is noteworthy in this difficult macroeconomic period. And as we look to our planned ViaSat-1 satellite launch in 2011, we believe that strong core business operating cash flow, cost reductions relative to plan on the launch and ground segment, an already compelling time-to-market advantage, and meaningful progress on financing and distribution discussions are aligning to more clearly illustrate the underlying value created by our high capacity broadband satellite project.”
Financial Results1

(In millions, except per share data)	Q4 FY09	Q4 FY08	FY 2009	FY 2008
Revenues	$165.6	$147.4	$628.2	$574.7
Net income	$12.1	$10.5	$38.3	$33.5
Diluted per share net income	$0.38	$0.33	$1.20	$1.04
Non-GAAP net income [2]	$14.6	$12.9	$49.9	$43.8
Non-GAAP diluted net income per share [2]	$0.46	$0.41	$1.57	$1.36
Fully diluted weighted average shares	31.9	31.6	31.9	32.2

New orders/Contract awards	$123.9	$98.3	$728.4	$560.0
Sales backlog	$474.6	$374.4	$474.6	$374.4

[1]	ViaSat uses a 52 or 53 week fiscal year which ends on the Friday closest to March 31. ViaSat quarters for fiscal year 2009 ended on June 27, 2008, October 3, 2008, January 2, 2009 and April 3, 2009. Fiscal year 2009 was a 53 week year, compared with a 52 week year in fiscal year 2008. The second quarter of fiscal year 2009 included one additional week for a total of 14 weeks. ViaSat does not believe the extra week results in a material impact on its financial results.
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[2] All non-GAAP numbers have been adjusted to exclude the effects of acquisition charges (amortization of intangible assets) and non-cash stock-based compensation expenses. A reconciliation of specific adjustments to GAAP results for these periods is included in the “Reconciliation Between Net Income on a GAAP Basis and Non-GAAP Basis” table contained in this release. A description of the use of non-GAAP information is provided below under “Use of Non-GAAP Financial Information.”
Government Systems Segment
     The Government Systems segment posted record quarterly and annual revenues of $109.0 million and $388.7 million, respectively, a 29.5 % increase over the fourth quarter of fiscal year 2008 and a 21.6% increase over the prior year. The growth was primarily related to higher revenues for information assurance products and development programs and next generation military satellite communication systems, offset by decreased revenues in next generation tactical data link development, which is undergoing qualification testing prior to its production. New contract awards in the Government Systems segment for the fourth quarter and fiscal year 2009 were $60.2 million and $407.3 million, respectively.
Commercial Networks Segment
     For the Commercial Networks segment, revenues were $54.5 million for the fourth quarter, an 11.6% decrease over the fourth quarter of fiscal year 2008. For fiscal year 2009, Commercial Networks segment revenues were $230.8 million, a 7.0% decrease over the prior year. The revenue decrease was primarily due to a reduction in consumer broadband product sales offset by increased sales related to mobile satellite systems programs. New contract awards in the Commercial Networks segment for the fourth quarter and fiscal year 2009 were $61.7 million and $311.7 million, respectively.
Satellite Services Segment
     The Satellite Services segment contributed revenues of $2.2 million for the fourth quarter, a 26.0% increase over the fourth quarter of fiscal year 2008. For fiscal year 2009, Satellite Services segment revenues were $8.7 million, a 27.6% increase over the prior year. The revenue growth was primarily related to higher revenues in mobile satellite and managed broadband services. New contract awards in the Satellite Services segment for the fourth quarter and fiscal year 2009 were $2.0 million and $9.4 million, respectively.
Selected Fiscal Year 2009 and Recent Business Highlights
•	Received $68 million in contract awards from Skylogic, the broadband subsidiary of Eutelsat Communications (Eutelsat Communications-Euronext Paris: ETL) for broadband on-ground baseband infrastructure and gateway earth stations for the high-capacity KA-SAT Ka-band satellite system, which is expected to be launched in the second half of 2010.
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•	Signed International Launch Services (ILS) to launch ViaSat-1, ViaSat’s high-capacity Ka-band spot beam satellite in early 2011 from the Baikonur Space Center in Kazakhstan on a Proton rocket, at a net savings of $20 million.

•	Conducted demonstration illustrating approximately a 4 Mbps downstream and 1 Mbps upstream satellite broadband service representative of a notional mid-tier consumer service that can be economically supported by ViaSat-1. The demonstration shows how fast and responsive satellite broadband can be for web access; peer-to-peer phone calls and video conferences; and even streaming and downloadable media and video — given the economics enabled by ViaSat-1. Response to date has been quite positive among the satellite industry, potential distribution partners, and government broadband stimulus officials.

•	Received National Security Agency (NSA) certification for the High Assurance Internet Protocol Encryptor Interoperability Specification (HAIPE® IS) V3.0.2, adding additional features to ViaSat’s programmable AltaSec® KG-250 Inline Network Encryptor (INE).

•	Continued expansion, with distribution partner KVH Industries, of ViaSat’s global mobile Ku-band satellite network serving business jets and maritime vessels, adding Alaska, the North Pacific, parts of Asia, and the Persian Gulf, along with three new ArcLight® gateway hubs.

•	Received a number of key initial orders from several U.S. Department of Defense (DoD) & government customers for ArcLight Ku band networks for aviation and ground mobile applications.

•	Received $28 million subcontract modification from The Boeing Company for communication equipment for U.S. government secure strategic and tactical communications relating to the Family of Advanced Beyond-line-of-sight Terminals (FAB-T) program.

•	Received $9.8 million award for Multifunctional Information Distribution System Joint Tactical Radio System (MIDS JTRS) Production Transition Terminals (PTTs).

•	Received U.S. Army order for low rate initial production of next generation Blue Force Tracking (BFT-2) transceivers for the Force XXI Battle Command Brigade and Below (FBCB2) satellite network upgrade.

•	The AcceleNet product was selected as one of the “Top 10 IT Products” at the Gartner ITxpo 2008.

•	Working with BB SAT Co, Ltd, initiated the first high speed Ka-band satellite broadband service in Japan over the Sky Perfect — JSAT Superbird 2 satellite.

•	Announced that Insitu Inc. is using ViaSat EnerLinksII™ DVA digital data link technology for its Integrator™ and next generation ScanEagle™ unmanned aircraft system (UAS) programs.
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•	Received contract awards totaling $25 million for commercial VSAT LinkWay®S2 satellite modems to support DoD customers, including funded development for adding DoD-approved transmission security (TRANSEC) and other new features to the system.

•	Delivered the 3000th Enhanced Bandwidth Efficient Modem (EBEM) for DoD teleport and U.S. Navy operations.

•	Surpassed 650,000 units shipped for Ka-band consumer broadband customer premise equipment.

•	Awarded the Leadership in Energy and Environmental Design (LEED®) Gold certification by the U.S. Green Building Council (USGBC) for ViaSat’s new Carlsbad operations building. LEED is the USGBC rating system for recognizing green, energy efficient, and high performing buildings.

•	Industry recognition:
o	Space News Top 50 Space Companies

o	Defense News Top 100 Defense Contractors and Fast Track 50

o	Deloitte “Fast 50” list of fastest growing San Diego technology companies for the sixth time
Safe Harbor Statement
     This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to revenue and EPS growth in our fiscal year 2010 and the launch of our ViaSat-1 satellite project. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: continued turmoil in global financial markets and economies; the availability and cost of credit; the ability to have manufactured or successfully launch ViaSat-1, or implement the related satellite service; the ability to successfully develop, introduce and sell new products and enhancements; reduced demand for products as a result of continued constraints on capital spending by customers; reliance on U.S. government contracts; changes in relationships with, or the financial condition of, key customers or suppliers; and other factors affecting the communications industry generally. In addition, please refer to the risk factors contained in ViaSat’s SEC filings available at www.sec.gov, including ViaSat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. ViaSat undertakes no obligation to update or revise any forward-looking statements for any reason.
Conference Call
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     ViaSat Inc. will host a conference call on Thursday, May 14, 2009 at 5:00 p.m. Eastern Time to discuss the results for the fourth quarter and fiscal year 2009. The dial-in number is (877) 718-5107 in the U.S. and (719) 325-4750 internationally. A replay of the conference call will be available from 8:00 p.m. Eastern Time on Thursday, May 14, 2009 through midnight Monday, May 18, 2009 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 7745405. You can also access our conference call webcast and other material financial information discussed on the conference call on the Investor Relations section of ViaSat’s website at www.viasat.com. The call will be archived and available on that site for approximately one month immediately following the conference call.
About ViaSat (www.viasat.com)
     ViaSat produces innovative satellite and other digital communication products that enable fast, secure, and efficient communications to any location. The company provides networking products and managed network services for enterprise IP applications; is a key supplier of network-centric military communications and encryption technologies and products to the U.S. government; and is the primary technology partner for gateway and customer-premises equipment for consumer and mobile satellite broadband services. ViaSat also offers design capabilities and a number of complementary products including monolithic microwave integrated circuits and modules, DVB-S2 satellite communication components, video data link systems, data acceleration and compression, and mobile satellite antenna systems. ViaSat is based in Carlsbad, CA, has major locations in Duluth, GA, and Germantown, MD (Comsat Laboratories division), and additional field offices and service centers worldwide.
Use of Non-GAAP Financial Information
     To supplement ViaSat’s consolidated financial statements presented in accordance with GAAP, ViaSat uses non-GAAP net income, a measure ViaSat believes is appropriate to enhance an overall understanding of its past financial performance and prospects for the future.
Non-GAAP net income excludes the effects of acquisition charges (amortization of intangible assets) and non-cash stock-based compensation expenses. ViaSat believes the non-GAAP results provide useful information to both management and investors by excluding specific expenses that ViaSat believes are not indicative of its core operating results. In addition, since ViaSat has historically reported non-GAAP results to the investment community, it believes the inclusion of non-GAAP numbers provides consistency in financial reporting and facilitates comparisons to the company’s historical operating results. Further, these adjusted non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is
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not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with generally accepted accounting principles. A reconciliation of specific adjustments to GAAP results is provided in the “Reconciliation Between Net Income on a GAAP Basis and Non-GAAP Basis” table contained in this release.
HAIPE is a registered trademark of the National Security Agency.
AltaSec, ArcLight and LinkStar, SurfBeam and LinkWay are registered trademarks of ViaSat.
AcceleNet is a registered trademark of Intelligent Compression Technologies.
Tooway is a trademark of Eutelsat S.A.
EnerLinksII is a trademark of Enerdyne Technologies, Inc.
Integrator and ScanEagle are trademarks of Insitu, Inc.
LEED is a registered trademark of the U.S. Green Building Council.
Comsat Labs and Comsat Laboratories are trade names of ViaSat Inc. Neither Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.
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Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Twelve months ended
	April 3, 2009	March 28, 2008	April 3, 2009	March 28, 2008
Revenues	$165,576	$147,410	$628,179	$574,650
Operating expenses:
Cost of revenues	117,724	106,769	446,824	413,520
Selling, general & administrative	25,638	17,291	98,624	76,365
Independent research and development	6,141	8,058	29,622	32,273
Amortization of intangible assets	1,805	2,389	8,822	9,562

Income from operations	14,268	12,903	44,287	42,930
Interest, net	(120)	1,299	954	5,155

Income before income taxes and minority interest	14,148	14,202	45,241	48,085

Provision for income taxes	1,972	3,658	6,794	13,521
Minority interest in net earnings of subsidiary, net of tax	60	22	116	1,051

Net Income	$12,116	$10,522	$38,331	$33,513

Diluted net income per share	$0.38	$0.33	$1.20	$1.04

Diluted common equivalent shares	31,879	31,626	31,852	32,224

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

GAAP net income	$12,116	$10,522	$38,331	$33,513
Amortization of intangible assets	1,805	2,389	8,822	9,562
Stock-based compensation expense:	2,256	1,573	9,837	7,123
Income tax effect	(1,538)	(1,551)	(7,047)	(6,382)

Non-GAAP net income	$14,639	$12,933	$49,943	$43,816

Non-GAAP diluted net income per share	$0.46	$0.41	$1.57	$1.36

Diluted common equivalent shares	31,879	31,626	31,852	32,224

Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

	April 3, 2009	March 28, 2008
Assets
Current Assets:
Cash and S-T investments	$63,491	$125,219
Accounts receivable, net	164,106	155,484
Inventory	65,562	60,326
Deferred income taxes	26,724	18,664
Other current assets	18,941	15,933

Total current assets	338,824	375,626

Goodwill	65,429	66,407
Other intangible assets, net	16,655	25,477
Property and equip, net	170,225	64,693
Other assets	31,809	18,891

	$622,942	$551,094

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$63,397	$52,317
Accrued liabilities	72,037	75,058
Line of credit	—	—

Total current liabilities	135,434	127,375
Other liabilities	24,718	17,290

Total liabilities	160,152	144,665

Minority interest	4,042	2,289

Total stockholders’ equity	458,748	404,140

	$622,942	$551,094